Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 22 DATED JANUARY 27, 2017
TO THE PROSPECTUS DATED FEBRUARY 17, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated February 17, 2016, as supplemented by supplement no. 5 dated April 26, 2016, supplement no. 17 dated October 13, 2016, supplement no. 18 dated November 3, 2016, supplement no. 19 dated November 15, 2016, supplement no. 20 dated November 18, 2016 and supplement no. 21 dated December 6, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the declaration of cash distributions for February 2017 and March 2017 record dates and the declaration of stock dividends for the months of February 2017 and March 2017.
Cash Distributions Declared
On January 26, 2017, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from February 1, 2017 through February 28, 2017, which we expect to pay in March 2017, and cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from March 1, 2017 through March 31, 2017, which we expect to pay in April 2017. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Stock Dividends Declared
Also on January 26, 2017, our board of directors authorized a stock dividend for the months of February 2017 and March 2017 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on February 28, 2017 and March 31, 2017, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. We expect to issue these stock dividends in March 2017 and April 2017, respectively.

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